Exhibit 99.1

July 20, 2023

Liberty Media Announces Adjustment to the Media Component of the Securities Basket for its 1.375% Cash Convertible Senior Notes Due 2023

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK) (“Liberty”) today announced an adjustment to the Media Component (as defined in the Supplemental Indenture, dated as of April 15, 2016 (the “Supplemental Indenture”), between Liberty and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee) of the Securities Basket underlying its 1.375% Cash Convertible Senior Notes due 2023 (the “Cash Convertible Notes”). The Media Component is now 0.2547 of a share of Series A Liberty Formula One Common Stock. Liberty adjusted the Media Component due to the distribution (the “Dividend”) to holders of Series A Liberty Formula One Common Stock of 0.028960604 of a share of Series C common stock of Atlanta Braves Holdings, Inc. for each share of Series A Liberty Formula One Common Stock. The Dividend was distributed on July 19, 2023 to holders of record of Series A Liberty Formula One Common Stock as of 5:00 p.m., New York City time, on July 13, 2023.

The adjustment to the Media Component was made pursuant to Section 12.04(c) of the Supplemental Indenture for the Cash Convertible Notes. In accordance with Section 12.04(c) of the Supplemental Indenture for the Cash Convertible Notes, the Media Component adjustment became effective immediately prior to the open of business on July 20, 2023. In addition, Liberty is in a valuation period following the previously announced split-off of Atlanta Braves Holdings, Inc. that will adjust the conversion rate under the Cash Convertible Notes pursuant to Section 12.04(f) of the Supplemental Indenture for the Cash Convertible Notes. After the applicable valuation period has been completed, the effective date for such adjustment to the conversion rate under the Cash Convertible Notes is the open of business on July 18, 2023

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to two tracking stock groups: the Liberty SiriusXM Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA,

LSXMB, LSXMK) include Liberty Media Corporation’s interests in SiriusXM and Live Nation Entertainment. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) consist of all of Liberty Media Corporation’s businesses and assets other than those attributed to the Liberty SiriusXM Group, including its subsidiary Formula 1 and other minority investments.

Liberty Media Corporation

Shane Kleinstein, 720-875-5432